UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	March 12, 2010

BOVIE MEDICAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

012183	11-2644611
(Commission File Number)	(IRS Employer Identification No.)

734 Walt Whitman Road, Melville, New York 11747
(Address of Principal Executive Offices, Including Zip Code)

(631) 421-5452
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On March 12, 2010, the Audit Committee of the Board of Directors and management of Bovie Medical Corporation (the “Company”) elected to amend the computation of deferred tax assets and the related income tax benefit in its previously issued 2008 and 2007 consolidated financial statements, as included in its December 31, 2008 Form 10-K filed with the Securities and Exchange Commission on March 16, 2009, and as such concluded that such financial statements should no longer be relied upon.

In preparing our 2009 income tax returns, we initiated a review of our net operating loss carryforwards which were initially fully used in 2008.  During this review we became aware that since as early as 2003 we had not taken a tax deduction for the taxable compensation issued to holders of certain Non-Qualified Stock Options as a result of their exercise of such options (the difference between the exercise value and the amounts booked as a deduction).  As a result of this review we determined that our net operating losses were understated.  Prior to 2007, management determined that the deferred tax assets related to net operating losses and credits might not be realizable and, accordingly, maintained a valuation allowance against them.   During the year ended December 31, 2007, management determined that such valuation allowances were no longer necessary, and accordingly, the valuation allowances were reversed, resulting in a benefit for income taxes being recorded for the anticipated utilization.  Because management would have also concluded that the additional deferred tax assets resulting from the increase in net operating losses were fully realizable, we have included the entire amount as income in 2007 as an income tax benefit.  There was no effect on the 2008 consolidated statement of income; however this adjustment did result in an increase in amounts refundable, an increase in deferred tax assets and the allocation of such assets between current and non-current in 2007.  As a result of the adjustment, the Company’s current liquidity increased by approximately $65,000 and $79,000 for 2007 and 2008, respectively.

As such, the December 31, 2007 consolidated financial statements have been restated and various amounts in the 2008 consolidated balance sheet have been reclassified.

Accordingly, the Company is restating its consolidated financial statements and other financial information for the year ended December 31, 2007, and disclosing the effect in its December 31, 2009 Form 10-K to be filed on March 16, 2010.

The members of the Audit Committee of the Company have discussed with the Company’s independent registered public accounting firm, Kingery & Crouse, P.A., the matters disclosed in this Current Report on Form 8-K pursuant to Item 4.02(a).

The effect of the restatement in the consolidated financial statements was as follows (in thousands, except per share amounts):

Balance Sheet	December 31, 2008
	As Reported	Adjustment	As Restated
Prepaid and other current assets	$501	$568	$1,069
Prior year reclassifications from inventories	499	(499)	-
Prepaid and other current assets (as reclassified)	$1,000	$69	$1,069

Current assets	$12,113	$69	$12,182

Deferred income tax assets, non current	$-	$802	$802

Total Assets	$25,779	$946	$26,725

Current income taxes payable	$78	$(78)	$-

Current liabilities	$2,317	$(78)	$2,239

Deferred tax liabilities, non current	$531	$(531)	$-

Total liabilities	$6,991	$(609)	$6,382

Retained earnings	$(3,982)	$1,555	$(2,427)

Total stockholders’ equity	$18,788	$1,555	$20,343

Total liabilities and stockholders’ equity	$25,779	$1,555	$26,725

Balance Sheet	December 31, 2007
	As Reported	Adjustment	Revised

Prepaid expenses	$278	$65	$343

Current assets	$11,709	$65	$11,774

Deferred tax assets, net	$849	$1,082	$1,931

Total Assets	$19,066	$1,147	$20,213

Current liabilities	$1,703	$-	$1,703

Deferred tax liabilities	$408	$(408)	$-

Total liabilities	$2,429	$(408)	$2,021

Retained earnings	$(5,814)	$1,555	$(4,258)

Total stockholders’ equity	$16,637	$1,555	$18,192

Total liabilities and stockholders’ equity	$19,066	$1,147	$20,213

Statement of operations	Year Ended December 31, 2007
	As Reported	Adjustment	Revised

Benefit (provision) for income taxes	$(6)	$1,555	$1,549

Net income	$2,246	$1,555	$3,801

Earnings per share – basic	$0.15	$0.10	$0.25

Earnings per share - diluted	$0.13	$0.09	$0.22

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOVIE MEDICAL CORPORATION

Date: March 16, 2010	/s/ Andrew Makrides
Name: Andrew Makrides
Title: President and Chairman of the Board